EXHIBIT 23.2



                        CONSENT OF INDEPENDENT AUDITORS


     We hereby consent to the inclusion in this Annual Report on Form 10-K and the further incorporation by reference into the Registration Statements on Form S-3 (Registration No. 33-80660), Form S-8 (Registration No. 33-84502). Form S-8 (Registration No. 33-61697), and Form S-8 (Registration No. 33-63199) of Horizon/CMS Healthcare Corporation of our report dated August 3, 1995, except for Note 6 and Note 19 for which the date is September 26, 1995; Note 14 for which the date is September 12, 1995; and Note 20 for which the date is September 27, 1995, with respect to the consolidated financial statements and schedule of Continental Medical Systems, Inc. for the year ended June 30, 1995.





                                        /s/ ERNST & YOUNG LLP
                                        --------------------
                                          ERNST & YOUNG LLP



Harrisburg, Pennsylvania
August 27, 1997